Rule 424(b)(3)
                                                File No. 33-61481

Pricing Supplement No. 0155               Dated: February 20, 1997
(To Prospectus dated November 2, 1995 and
Prospectus Supplement dated November 2, 1995)

                     XEROX CREDIT CORPORATION
                   Medium-Term Notes, Series E
           Due Nine Months or More From Date of Issue
__________________________________________________________________

                              GENERAL
__________________________________________________________________

Principal Amount: $25,000,000
Issue Price: 100% of Principal Amount (see below under "If as
  Principal" if Agent is acting as Principal)
Agent's Discount or Commission: $406,250 (1.625% of Principal Amount) Net proceeds to Company: $24,593,750 (98.375% of Principal Amount) Original Issue Date (Settlement Date): February 28, 1997
Maturity Date: March 1, 2012
Agent: Merrill Lynch & Co., Merrill Lynch, Pierce, Fenner &
  Smith Incorporated
Agent's capacity: / / As Agent
                  /X/ As Principal (see below)
  If as Principal:
  /X/ The Note is being offered at varying prices related to prevailing market prices at the time of resale.
  / / The Note is being offered at a fixed initial public
      offering price of   % of Principal Amount.
Form: /X/ Book Entry      / / Certificated
Specified Currency: U.S. Dollars
Authorized Denominations: $1,000
  Integral Multiples in excess thereof: $1,000
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                             INTEREST
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/X/ Fixed Rate Note (other than Amortizing or Zero-Coupon Note):
  From and including      To, but excluding      Rate Per Annum

  March 1, 1997           March 1, 1998          7.00%
  March 1, 1998           March 1, 1999          7.00%
  March 1, 1999           March 1, 2000          7.05%
  March 1, 2000           March 1, 2001          7.10%
  March 1, 2001           March 1, 2002          7.15%
  March 1, 2002           March 1, 2003          7.20%
  March 1, 2003           March 1, 2004          7.25%
  March 1, 2004           March 1, 2005          7.30%
  March 1, 2005           March 1, 2006          7.35%
  March 1, 2006           March 1, 2007          7.40%
  March 1, 2007           March 1, 2008          7.45%
  March 1, 2008           March 1, 2009          7.50%
  March 1, 2009           March 1, 2010          7.75%
  March 1, 2010           March 1, 2011          8.00%
  March 1, 2011           Maturity Date          8.50%

Interest on the Note will be calculated on a 30/360 basis and will be payable semi-annually on the 1st day of each March and September, commencing September 1, 1997, through and including the date of Maturity (each, an "Interest Payment Date"), and the Regular Record Date in respect of each Interest Payment Date will be the fifteenth day (whether or not a Business Day) of the month preceding the month in which such Interest Payment Date occurs.
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    EARLY REDEMPTION AND/OR REPAYMENT, AND OPTIONAL EXTENSION
          OF MATURITY DATE, RESETS AND PAYMENT CURRENCY
__________________________________________________________________

Early redemption at Company's option:
  / / No    /X/ Yes  (See below)

  Redemption date(s): At any time on or after March 1, 1999 Redemption price(s): 100% of the principal amount of the Note Other provisions: The Note may be redeemed only in whole and not in part, and upon at least 30 days prior notice to the Holder of the Note. See Attachment for "Certain Risk Factors Related to Redeemable Notes".

Early repayment at Holder's option:
  /X/ No    / / Yes

Option to extend Maturity Date:
  /X/ No    / / Yes

Option to reset interest rate:
  /X/ No    / / Yes
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                            ATTACHMENT
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        CERTAIN RISKS FACTORS RELATED TO REDEEMABLE NOTES

This Pricing Supplement does not describe all of the risks of an investment in the Notes. The Company and Merrill Lynch & Co., Merrill Lynch, Pierce, Fenner & Smith Incorporated disclaim any responsibility to advise prospective investors of such risks as they exist at the date of this Pricing Supplement or as they may change from time to time. Prospective investors should consult their own financial and legal advisors as to the risks entailed by an investment in the Notes and the suitability of investing in the Notes in light of their particular circumstances. Prospective investors should be able to bear the redemption and other risks relating to the Notes.

The Company may be expected to redeem the Notes when prevailing interest rates are relatively low. Upon any such redemption, registered holders (and beneficial owners) of the Notes generally will not be able to reinvest the redemption proceeds in a comparable security at an effective interest rate as high as the current interest rate on the Notes. Accordingly, prospective investors should consider the related reinvestment risk in light of other investments available at the time of an investment in the Notes.

The ability of the Company to redeem the Notes at its option is likely to affect the market value of the Notes. In particular, prior to the date of redemption, the market value of the Notes generally will not rise substantially above the redemption price because of such optional redemption feature.